Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 29, 2019, relating to the consolidated financial statements of Chewy, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an emphasis of a matter paragraph referring to the Company reflecting no change in basis and no pushdown accounting in connection with the PetSmart Acquisition, and referring to expense allocations for certain limited corporate functions) appearing in Registration Statement No. 333-231095, as amended.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

June 18, 2019